UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 23, 2021

DELTA AIR LINES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-05424	58-0218548
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 20706, Atlanta, Georgia 30320-6001

(Address of principal executive offices)

Registrant’s telephone number, including area code: (404) 715-2600

Registrant’s Website address: www.delta.com

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	DAL	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On April 23, 2021, Delta Air Lines, Inc. (“Delta”) entered into a Payroll Support Program 3 Agreement (the “PSP3 Agreement”) with the United States Department of the Treasury (“Treasury”) pursuant to Section 7301 of the American Rescue Plan Act of 2021.

In connection with the PSP3 Agreement, Delta expects to receive approximately $3.1 billion in payroll support payments, which must be used exclusively for the continuation of payment of employee wages, salaries and benefits. The payroll support payments are also conditioned on, among other things, Delta’s agreement to refrain from conducting involuntary employee layoffs or furloughs from the date of the agreement through September 30, 2021 or the date on which Delta has expended all of the payroll support, whichever is later. Other conditions include prohibitions on share repurchases and dividends through September 30, 2022, and certain limitations on executive compensation until April 1, 2023. The Department of Transportation also has the authority until March 1, 2022 to require airlines that receive payroll support program funds to maintain scheduled air service deemed necessary to any point served by the airline before March 1, 2020.

The relief payments are expected to consist of approximately $2.2 billion in grants and $890 million in an unsecured 10-year loan. Delta received the first installment of $1.5 billion under the agreement on April 23, 2021 and expects to receive the balance in the June quarter. The loan bears interest at an annual rate of 1.00% for the first five years (through April 23, 2026) and the applicable secured overnight financing rate plus 2.00% per year in the final five years. Approximately 70% of the payment received on April 23, 2021 was in the form of a grant, and approximately 30% was in the form of an unsecured loan. Delta issued a promissory note to Treasury on April 22, 2021 for approximately $430 million with respect to the term loan, which will increase to its full principal amount as the balance of payroll support payments is received. As a part of the PSP3 Agreement, Delta has also agreed to issue to Treasury warrants to acquire approximately 1.9 million shares of Delta common stock, which warrant issuances are being made under an exemption from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). Approximately one-half of the warrants were issued on April 23, 2021 and the remaining warrants will be issued as the balance of payroll support payments is received. The warrants have an initial exercise price of $47.80 per share (the closing price of Delta’s common stock on March 10, 2021), subject to adjustment in certain cases, and a five-year term. The warrants issued under the PSP3 Agreement would represent less than 0.3% of Delta’s outstanding common stock upon exercise and combined with warrants issued or to be issued through prior payroll support programs would represent less than 1.7% of Delta’s outstanding common stock upon exercise.

Item 8.01	Other Events.

As previously disclosed on January 15, 2021, Delta entered into a Payroll Support Program Extension Agreement (the “PSP2 Agreement”) with Treasury pursuant to Subtitle A of Title IV of Division N of the Consolidated Appropriations Act, 2021. In addition to the installments totaling approximately $2.9 billion received in the March quarter under the PSP2 Agreement, Delta now expects to receive an incremental installment of approximately $430 million. This payment will consist of $300 million in grants and $130 million in an unsecured loan through an increase to the promissory note provided in January. Delta will also issue a warrant to acquire approximately 325,000 additional shares of its common stock at an exercise price of $39.73. As a result, the total amount of the unsecured loan under the PSP2 Agreement will be $957 million and the total number of shares of Delta common stock that may be acquired through exercise of the warrants, and subject to adjustment in certain cases, will be approximately 2.4 million. The terms and conditions of the increase to the promissory note and the additional warrant issued under the PSP2 Agreement will be the same as described in Delta’s Current Report on Form 8-K as filed with the SEC on January 15, 2021.

Item 9.01	Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit 104          The cover page from this Current Report on Form 8-K, formatted in Inline XBRL

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELTA AIR LINES, INC.

By: /s/ Garrett L. Chase
Date: April 23, 2021	Garrett L. Chase Senior Vice President – Business Development and Financial Planning and Interim Co-Chief Financial Officer

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